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                                                                   EXHIBIT 10.16

                              CHRISTIAN & TIMBERS
                            Personal & Confidential
                                 Via Facsimile


December 24, 1996

Mr. Allen D. Gart
25219 Duffield Road
Beechwood, OH  44122

Dear Allen:

On behalf of Ravi Koka and SEEC's Board of Directors, I am pleased to extend an offer of employment to you to become SEEC's Vice President of Sales. The terms of the offer letter are outlined below.

(1)  SALARY/DRAW FY 1998

Your base salary will be $8,333.33 per month ($100,000 per year) with an additional non-refundable draw of $2,083.33 per month ($25,000 per year).

(2)  BONUS/COMMISSIONS FY 1998

$125,000 bonus/commission above and beyond base and inclusive of the non-refundable draw of $25,000 will be paid upon meeting a mutually agreed sales quota. The total sales quota for Fiscal Year 1998, combined of sales and services revenue, is $10 million, a portion of which shall be your sales quota. It is the good faith commitment of all parties that within 30 days of your start date, a compensation plan will be mutually agreed upon defining the exact portion of your sales quota, the monthly commission payment schedule up to sales quota achievement and determine the bonus schedule to bonus/commission inclusive of your non-refundable draw and base salary are hereinafter referred to as "total target compensation."

(3)  SALARY AND COMMISSIONS FOR REMAINDER OF FY 1997

Assuming a start date of your employment sometime shortly after January 1, 1997, you will assume the duties and responsibilities of the Vice President Sales during the 4th Quarter of SEEC's FY 1997. Your base salary for the 4th Quarter will be paid at the rate of $10,416.67 per month ($100,000 per year plus the $25,000 per year non-refundable draw). Additionally, you will receive a 5% override, payable monthly, on all North American sales excluding "professional services other" revenue closed during this time period.

(4)  SIGN-ON BONUS

We understand that you will be foregoing a potential bonus by leaving your current employer at the beginning of their fiscal year. We also believe this is compensated by your pre-IPO stock participation in SEEC. However, in recognition of the timing of this expected bonus, we will pay you an additional sign-on bonus of $10,000 predicated on the successful closing of the company's planned IPO in January. If the IPO doesn't occur as planned, the sign-on bonus would be paid by June 30, 1997.


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Mr. Allen D. Gart
December 26, 1997

(5)  EQUITY

A total of 60,000 post-IPO shares, representing approximately 1.3% of the fully diluted, total shares available, will be granted in the following fashion:
45,000 shares at the pre-IPO price of $4.00 per share to be vested over three years (15,000/yr.), will be granted at the commencement of employment; an additional 15,000 shares to be granted at the end of the first twelve months of employment at an option price to be determined by SEEC's Board of Directors and tied to meeting specific mutually agreed upon performance criteria and will vest equally at the end of your second and third year of employment. As a member of the company's senior management team and based upon future performance, you will also be eligible to participate in future employee stock option grants. If there is no IPO in the month of January 1996 as planned, then 1.3% of the fully diluted shares shall be granted to you in a similar fashion.

(6)  SEVERANCE

         (a)  TERMINATION OF EMPLOYMENT

         If for any reason, SEEC terminates your employment without cause, by mutual consent, or if you resign for good reason, you will receive a severance package at an annualized rate of 50% of your target total compensation to be paid monthly for a maximum of 12 months, commencing upon execution of appropriate termination and release agreements and concluding with the starting date of employment or consulting arrangement with a new company. For the purpose of this agreement, "cause" will be defined as negligence, willful misconduct, fraud, embezzlement and unauthorized use of corporate funds, and "good reason" will be defined as material diminution by SEEC in either your title or responsibility as existed prior to change of control, or material diminution by company in your salary benefits or incentives. Additionally, you will immediately vest 50% of all unvested stock options.

         (b)  ACCELERATED VESTING BASED ON SALE AND TRANSFER OF CONTROL

         In the event of the sale of the Company and if the sale results in a change of control, your vesting schedule will immediately be accelerated to vest 100% of all unvested stock options.

         (c) TERMINATION OF EMPLOYMENT UPON SALE OF COMPANY AND TRANSFER OF CONTROL

         Furthermore, if the Company then terminates your employment or if you resign for good reason, good reason as defined in (6)a, the Company agrees to pay you, upon execution of appropriate termination and release agreements, 75% of your target total compensation in 12 equal monthly installments.

(7)  RELOCATION

It is the intent of SEEC, Inc. to reimburse you and your family for all reasonable expenses incurred in your relocation from Cleveland, OH to Pittsburgh, PA. These expenses would include physical move of household goods; temporary storage of household goods; one house-hunting trip with your spouse and any other costs associated with your relocation to Pittsburgh.

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Mr. Allen D. Gart
December 26, 1997


While it is the intent of SEEC, Inc. to minimize any hardship relocation may cause to you and your family, it is prudent that these expenses be capped at a mutually agreed amount based on estimates of the physical move. We would propose capping this amount at $25,000, that wither would be grossed up to defray taxes, or directly paid by SEEC to the vendors associated with the move. Additionally, SEEC agrees to pay the costs of providing you temporary living in the Pittsburgh area for six months until July 1, 1997.

(8)  BENEFITS

You will be entitled to all of the benefits provided to SEEC employees, including, but not limited to: major medical, dental insurance, disability insurance, eligibility for SEEC's 401K Plan, and other benefits to be determined by SEEC's Board of Directors.

Please respond to this offer by sending a signed copy of this letter back to either myself or Ravi Koka by Thursday, December 26, 1996.

Allen, I look forward to you joining the senior team at SEEC, Inc. and know that through your efforts and the efforts of the team, a thriving and successful company will be built.

Sincerely,

/s/ GREGORY L. SELKER                                 /s/ RAVI KOKA
---------------------                                 ---------------
Gregory L. Selker                                     Ravi Koka
Vice President & Principal                            President & CEO
Christian & Timbers                                   SEEC

Employee Acceptance: the signing of this letter acknowledges the acceptance of the offer contained herein:

/s/ ALLEN D. GART                       12/26/96
-----------------                       ---------
Allen D. Gart                           Date